EXHIBIT 10.2

FIRST AMENDMENT UNDER DIRECTOR INDEXED FEE
CONTINUATION PLAN AGREEMENT

Pursuant to subparagraph VI C of the Director Indexed Fee Continuation Program Director Agreement between The Centreville National Bank of Maryland and Daniel T. Cannon, dated January 7, 1997, the Agreement is hereby amended with the following:

This Agreement supersedes and makes null and void all prior benefit plan agreements between the parties.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and mutually consent to its terms. The original has been executed at Centreville, Maryland, on the 8th day of July, 1997 and that, upon execution, each party has received a conforming copy.

THE CENTREVILLE NATIONAL BANK OF MARYLAND

/s/ Michael C. Shelton	By: /s/ Carol Brownawell EVP
Witness	Title

/s/ Michael C. Shelton	By: /s/ Daniel T. Cannon
Witness	Daniel T. Cannon

SECOND AMENDMENT UNDER DIRECTOR INDEXED FEE
CONTINUATION PLAN AGREEMENT

Pursuant to Subparagraph VI (C) of the Director Indexed Fee Continuation Plan Agreement between The Centreville National Bank of Maryland and Daniel T. Cannon, dated January 7, 1997, Subparagraph I (F) of the Agreement is hereby amended to add the following sentence at the end of said paragraph:

The Pre-Retirement Account shall have a balance of $32,671.42 as of the effective date hereof.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and mutually consent to its terms. The original has been executed at Centreville, Maryland on the 23rd day of June, 1998 and that, upon execution, each party has received a conforming copy.

THE CENTREVILLE NATIONAL BANK OF MARYLAND

/s/ Mary Catherine Quimly	By: /s/ Carol Brownawell EVP
Witness	Title

/s/ Mary Catherine Quimly	By: /s/ Daniel T. Cannon
Witness	Daniel T. Cannon

DIRECTOR INDEXED FEE CONTINUATION PLAN

AGREEMENT

This Agreement, made and entered into this 7th day of January, 1997, by and between The Centreville National Bank of Maryland, a Bank organized and existing under the laws of the State of Maryland, hereinafter referred to as “the Bank,” and Daniel T. Cannon, a Director of the Bank, hereinafter referred to as “the Director.”

The Director has been a member of the Board of Directors for nine years and has now and for years past faithfully served the Bank. It is the consensus of the Board of Directors of the bank (the Board) that the Director's services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Director's experience, knowledge of corporate affairs, reputation and industry contacts are of such value and his continued services are so essential to the Bank's future growth and profits that it would suffer severe financial loss should the Director terminate his services.

Accordingly, it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director upon his retirement and, alternatively, to his beneficiary(ies) in the event of his premature death while employed by the Bank.

It is the intent of the parties hereto that this Agreement be considered an arrangement maintained primarily to provide supplemental retirement benefits for the Director for purposes of the Employee Retirement Security Act of 1974 (ERISA). The Director is fully advised of the Bank's financial status, and has had substantial input in the design and operation of this benefit plan.

Therefore, in consideration of the Director's services performed in the past and those to be performed in the future and based upon the mutual promises and covenants herein contained, the Bank and the Director, agree as follows:

I.	DEFINITIONS

A.    Effective Date:

The effective date of this Agreement shall be January 7, 1997.

B.    Plan Year:

Any reference to “year” shall mean a calendar year from January 1 to December 31. In the year of implementation, the term “year” shall mean the period from the effective date to December 31 of the year of the effective date.

C.    Normal Retirement Date:

The Normal Retirement Date shall mean retirement from service with the Bank which becomes effective on the first day of the calendar month following the month in which the Director reaches his sixty-fifth (65th) birthday.

D.    Early Retirement Date:

Early Retirement Date shall mean a retirement from service which is effective prior to the Normal Retirement Date stated above, provided the Director has attained age fifty-five (55).

E.    Termination of Service:

Termination of Service shall mean voluntary resignation of service by the Director or the Bank's discharge of the Director, prior to the Early Retirement Date (described in subparagraph I (D) herein above).

F.    Pre-Retirement Account:

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director. Prior to termination of service or the Director's retirement (early or normal), such liability reserve account shall be increased or decreased each year by an amount equal to the annual earnings or loss for the year determined by the Index (described in subparagraph I (H) hereinafter), less the Cost of Funds Expense for that year (described in subparagraph I (I) hereinafter).

G.    Index Retirement Benefit:

The Index Retirement Benefit for the Director for any year shall be equal to the excess of the annual earnings (if any) determined by the Index [subparagraph I (H)] for that year over the Cost of Funds Expense [subparagraph I (I)], for that year.

H.    Index:

The Index for any year shall be the aggregate annual after-tax income from the life insurance contracts described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the effective date hereof.

Insurance Company:	Massachusetts Mutual Life Insurance
Policy Form:	Whole Life Endowment at Age 95
Policy Name:	Executive Benefit life III
Insured's Age and Sex: Riders:	48, Male

Ratings:	None
Option:	None
Face Amount:	$785,476
Premiums Paid:	$130,000
Number of Premiums Paid:	One
Assumed Purchase Date:	January 7, 1997

If such contracts of life insurance are actually purchased by the Bank then the actual policies as of the dates they were purchased shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above described policies were purchased from the above named insurance company(ies) on the effective date from which the increase in policy value will be used to calculate the amount of the Index.

In either case, references to the life insurance contract are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Director and his beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Agreement than that of an unsecured general creditor of the Bank.

I.    Cost of Funds Expense:

The Cost of Funds Expense for any year shall be calculated by taking the sum of the amount of premiums set forth in the Indexed policies described above plus the amount of any after-tax benefits paid to the Director pursuant to this Agreement (Paragraph III hereinafter) plus the amount of all previous years after-tax Costs of Funds Expense, and multiplying that sum by the average after-tax Cost of Funds of the Bank's third quarter Call Report for the Plan Year as filed with the Office of the Comptroller of the Currency.

J.    Change Of Control:

Change of control shall be deemed to be the cumulative transfer of more than fifty percent (50%) of the voting stock of the Bank holding company from the effective date of this Agreement. For the purposes of this Agreement, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a change in control.

II.	EMPLOYMENT

A.    Employment:

The Bank agrees to employ the Director in such capacity and with such duties, responsibilities and compensation as recommended by the Board from time to time.

The Director agrees to remain in the Bank's employment; to devote his full time and attention exclusively to the business of the Bank and to use his best efforts to provide faithful and satisfactory service to the Bank.

Employment services shall include temporary disability specifically granted the Director by the Board and periods of “military reserve duty”.

B.    No Employment Agreement Created:

No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Director, nor shall any conditions herein create specific employment rights to the Director nor limit the right of the Employer to discharge the Director with or without cause. In a similar fashion, no provision shall limit the Director's rights to voluntarily sever his employment at any time.

III.	INDEX BENEFITS

The following benefits provided by the Bank to the Director are in the nature of a fringe benefit and shall in no event be construed to effect nor limit the Director's current or prospective salary increases, cash bonuses or profit-sharing distributions or credits.

A.    Retirement Benefits:

Should the Director continue to be employed by the Bank until the “Normal Retirement Date” defined in subparagraph I (C), he shall be entitled to receive the balance in his Pre-Retirement Account [as defined in subparagraph I (F)] in fifteen (15) equal annual installments commencing thirty (30) days following the Director's retirement. In addition to the these payments, the Index Retirement Benefit (as defined in subparagraph I (G) above) for each year shall be paid to the Director until his death.

B.    Early Retirement:

Should the Director elect Early Retirement by the Bank subsequent to the Early Retirement Date [defined in subparagraph I (D)], he shall be entitled to receive the balance in the Pre-Retirement Account paid over fifteen (15) years in equal installments commencing at the Normal Retirement Date

[subparagraph I (C)]. In addition to these payments, the Index Retirement Benefit for each year shall be paid to the Director until his death.

C.    Death:

Should the Director die prior to having received that portion of the Pre-Retirement Account he was entitled to pursuant to subparagraph A or B herein above, as the case may be, the unpaid balance of the Pre-Retirement Account shall be paid in a lump sum to the beneficiary selected by the Director and filed with the Bank. In the absence of or a failure to designate a beneficiary, the unpaid balance shall be paid in a lump sum to the personal representative of the Director's estate.

D.    Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

IV.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. The Director, his beneficiary(ies) or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the exact nature and method of such funding. Should the Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall the Director be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

V.	CHANGE OF CONTROL

Upon a Change of Control (as defined in subparagraph I (J) herein), if the Director's employment is subsequently terminated then he shall receive the benefits promised in this Agreement upon attaining Normal Retirement Age, as if he had been continuously employed by the Bank until his Normal Retirement

Age. The Director will also remain eligible for all promised death benefits in this Agreement. In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

VI.	MISCELLANEOUS

A.    Alienability and Assignment Prohibition:

Neither the Director, his widow nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities shall forthwith cease and terminate.

B.    Binding Obligation of Bank and any Successor in Interest:

The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiary(ies), heirs and personal representatives.

C.    Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Director, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written assent of the Director and the Bank.

D.    Gender:

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.    Effect on Other Bank Benefit Plans:

Nothing contained in this Agreement shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank's existing or future compensation structure.

F.    Headings:

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.    Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of Maryland.

VII.	ERISA PROVISION

A.    Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this plan shall be The Centreville National Bank of Maryland until its resignation or removal by the Board. As Named Fiduciary and Administrator, The Centreville National Bank of Maryland shall be responsible for the management, control and administration of the Salary Continuation Agreement as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.    Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Director (or to his beneficiary in the case of the Director's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Administrator named above within ninety (90) days from the date payments are refused. The Named Fiduciary and Administrator and the Bank shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within ninety (90) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Administrator fails to take any action within the aforesaid ninety-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Administrator in writing within ninety (90) days of the first claim denial. Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Named Fiduciary and Administrator shall then review the second claim and provide a written decision within ninety (90) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to a Board of Arbitration for final arbitration. Said Board shall consist of one member selected by the claimant, one member selected by the Bank, and the third member selected by the first two members. The Board shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Board with respect to any controversy properly submitted to it for determination.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the 7th day of January, 1997 and that, upon execution, each has received a conforming copy.

/s/ Connie L. Crossman	/s/ Carol Brownawell EVP/CFO
Witness	Title

/s/ Connie L. Crossman	/s/ Daniel T. Cannon
Witness	Daniel T. Cannon